Exhibit 10.13

CONTRIBUTION AGREEMENT

BY AND AMONG

ECM REALTY TRUST, INC.,

ECM REALTY TRUST, L.P.,

WILDWOOD CROSSING, INC.,

DELLWOOD ACQUISITIONS, INC.

AND

JAMES G. KOMAN, TRUSTEE OF THE JAMES G. KOMAN REVOCABLE TRUST UTA DATED JANUARY 31, 1997

DATED AS OF AUGUST 25, 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

Exhibits

Exhibit A	List of Properties
Exhibit B	Definitions
Exhibit C	Contribution and Assumption Agreement
Exhibit D	Consideration
Exhibit E	Qualifying Debt
Exhibit F	Certification of Non-Foreign Status

Disclosure Schedules

Schedule 3.2(c)	Consents and Approvals
Schedule 3.2(n)	Environmental Compliance

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of August 25, 2010, by and among (i) ECM REALTY TRUST, INC., a Maryland corporation (the “Company”), (ii) ECM REALTY TRUST, L.P., a Delaware limited partnership and a subsidiary of the Company (the “Operating Partnership”), (iii) WILDWOOD CROSSING, INC., a Missouri corporation (“Wildwood Crossing”), (iv) DELLWOOD ACQUISITIONS, INC., a Missouri corporation (“Dellwood Acquisitions”), and (v) JAMES E. KOMAN, TRUSTEE OF THE JAMES G. KOMAN REVOCABLE TRUST UTA DATED JANUARY 31, 1997 (the “Trust”).  Each of Wildwood Crossing, Dellwood Acquisitions and the Trust is a “Contributor” and are referred to collectively as “Contributors”.

RECITALS

A.            The Company, which is the sole general partner of the Operating Partnership, desires to consolidate the ownership of a portfolio of single-tenant retail properties leased on a long-term net basis, all of which properties are currently owned by Wildwood Crossing, Lafayette Acquisitions, LLC, a Missouri limited liability company (“Lafayette Acquisitions”), Maryville Acquisitions, LLC, an Illinois limited liability company (“Maryville Acquisitions”), Dellwood Acquisitions and Troy Acquisitions, LLC, an Illinois limited liability company (“Troy Acquisitions”), through the transaction contemplated by this Agreement (the “Formation Transaction”).

B.            The Formation Transaction relates to the proposed initial public offering (the “Public Offering”) of the common stock, par value $0.01, of the Company (the “Common Stock”).

C.            The Trust owns, or will own, 100% of the capital stock or membership interests, in each of Wildwood Crossing, Lafayette Acquisitions, Maryville Acquisitions, Dellwood Acquisitions and Troy Acquisitions and such Persons (as hereinafter defined) own the properties, each of which is net leased to Walgreen Co., set forth on Exhibit A attached hereto and incorporated herein (each, a “Property” and together, the “Properties”).

D.            Prior to the Closing (as defined in Section 2.2) of the Formation Transaction, the Trust will cause (i) Wildwood Crossing to contribute the Property owned by Wildwood Crossing and leased to Walgreen Co. (the “Wildwood Crossing Walgreens Parcel”), together with an allocable portion of the obligation for any borrowed money secured by a mortgage or deed of trust secured by the Wildwood Crossing Walgreens Parcel, to a newly formed Missouri limited liability company (“Newco Wildwood”), in exchange for 100% of the membership interests in Newco Wildwood and (ii) Dellwood Acquisition to contribute the Property owned by Dellwood Acquisition and leased to Walgreen Co. (the “Dellwood Walgreens Parcel”), together with an allocable portion of the obligation for any borrowed money secured by a mortgage or deed of trust secured by the Dellwood Walgreens Parcel, to a newly formed Missouri limited liability company (“Newco Dellwood”), in exchange for 100% of the membership interests in Newco Dellwood (collectively, the “Newco Contribution Transaction”).

E.             Each Contributor desires to contribute to the Operating Partnership all of the its respective right, title and interest, free and clear of all Liens, as a member of Newco Wildwood, Lafayette Acquisitions, Maryville Acquisitions, Newco Dellwood and Troy Acquisitions (each, a “Participating Entity” and, collectively, the “Participating Entities”), including, without limitation, all of such Contributor’s voting rights and interests in the capital, profits and losses of such Persons or any property distributable therefrom, constituting all of such Contributor’s rights and interests in such Participating Entities (such right, title and interest of each Participating Entity, a “Participating Entity Interest” and collectively, the “Participating Entity Interests,” in exchange for common units of limited partnership interests in the Operating Partnership (the “Units”) in a transaction intended by the parties to qualify as a contribution of property to the Operating Partnership in exchange for an interest in the Operating Partnership pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

F.             The parties acknowledge that the acquisition of the Properties by the Operating Partnership, through the Contributors’ contribution of the Participating Entity Interests, are in connection with the Public Offering and are subject to the satisfaction of the conditions set forth herein.  It is understood that the Company or the Operating Partnership may acquire interests in additional properties with the proceeds of the Public Offering or with Units or other interests in the Operating Partnership.

G.            The parties acknowledge that the debts, obligations and liabilities of the Participating Entities are solely the debts, obligations and liabilities of the Participating Entities, and the Contributors are not obligated for any such debt, obligation or liability, solely by reason of being a direct or indirect owner, director, officer or manager of a Participating Entity.

H.            All references in this Agreement to sections, articles, exhibits, schedules, attachments and recitals shall refer to the corresponding sections, articles, exhibits, schedules, attachments and recitals of or to this Agreement.  Capitalized terms used and not defined in the body of this Agreement shall have the meanings set forth in Exhibit B attached hereto and incorporated herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the foregoing recitals are incorporated into, and made a part of this Agreement, and the parties hereto further agree as follows:

ARTICLE 1

CONTRIBUTION OF INTERESTS IN EXCHANGE FOR UNITS

Section 1.1            Contribution Transactions.

(a)           At the Closing and subject to the terms and conditions contained in this Agreement, the Contributors shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, but without representation or warranty except as expressly set forth herein, all of the Participating Entity Interests, including, without limitation, all rights to indemnification, reimbursement, payment and distributions in favor of the Contributors under the Participating Entity Agreements (as defined below) arising after the Closing or any other agreement pursuant to which the Contributors acquired the Participating Entity Interests.  The contribution of the Participating Entity Interests to the Operating Partnership shall be evidenced by the execution and delivery by each Contributor of a Contribution and Assumption Agreement in substantially the form of Exhibit C attached hereto and incorporated herein.  As used herein, the term “Participating Entity Agreements” means the articles of organization, certificates of formation, limited liability company agreements, charters and bylaws and other similar organizational documents under which each Participating Entity was formed or incorporated (including all amendments and restatements thereto).

(b)           The parties shall take such additional actions and execute such additional documentation as may be reasonably required by the Participating Entity Agreements or as requested in the reasonable judgment of counsel to the Company or the Operating Partnership or the Participating Entities in order to effect the transactions contemplated hereby.

Section 1.2            Consideration for Participating Entity Interests.  Subject to Section 1.3, as consideration for the Participating Entity Interests contributed to the Operating Partnership by the Contributors, the Operating Partnership shall:

(a)           issue to the Contributors a number of Units calculated in accordance with Exhibit D attached hereto and incorporated herein, as provided under the heading “Unit Consideration” and the related footnote (the Units to be issued hereunder, the “Unit Consideration”); and

(b)           assume the loans relating to the Properties (or the allocable portion thereof in the case of each of the Wildwood Crossing Walgreens Parcel and the Dellwood Walgreens Parcel) set forth on Exhibit D (the “Assumed Loans” and together with the Unit Consideration, the “Aggregate Consideration”).

Section 1.3            Adjusted Consideration; Risk of Loss.  The risk of loss relating to the Participating Entity Interests and the underlying Properties prior to Closing shall be borne by the Contributors to the extent set forth in this Section 1.3.  If, prior to the Closing, any Property is destroyed or materially damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, which casualty or taking allows a tenant of such Property to terminate its Lease (as defined in Section 3.2(m)) and such right has not been waived in writing or a tenant does in fact terminate its Lease with respect to such Property (such casualty or taking, a “Termination Event”), then the Company may, at its option, determine to cause the Operating Partnership not to acquire the applicable Contributor’s direct or indirect interests in the Participating Entity that owns such Property.  After the occurrence of any such Termination Event, the Company may also, at its option, elect to (i) cause the Operating Partnership to acquire the Participating Entity Interests (including, the applicable Contributor’s direct or indirect interests in any such Participating Entity that owns the affected Property), (ii) direct the applicable Contributor to cause the Participating Entity or Participating Entities, as applicable, to pay or cause to be paid to the Operating Partnership any sums collected under any policies of insurance relating to such casualty or condemnation and otherwise assign to the Operating Partnership all rights to collect such sums as may then be uncollected (except to the extent that such sums are paid directly to the tenant of such Property and such tenant continues to be obligated to pay rent to the Participating Entity that owns such Property pursuant to the Lease for such Property), and (iii) adjust or settle any insurance claim or condemnation proceeding.  Under such circumstances, the Unit Consideration relating to such Participating Entity Interest shall be reduced by the pro rata share of the amount of any deductibles or shortfalls (including lack of insurance) under the applicable insurance policies or award (except to the extent such deductibles or shortfalls are the responsibility of tenants under Leases), plus all reasonable costs of collection.  If Properties constituting more than 25% of the total value of the Properties are partially or totally damaged or condemned prior to the Closing, the Company may elect, by notice to the Contributors given within 20 days after the date of such damage or condemnation, to terminate this Agreement, in which case none of the Contributors, the Company or the Operating Partnership shall have any further rights or obligations under this Agreement.

Section 1.4            Allocation of Consideration.  In connection with the Closing, the Unit Consideration shall be allocated among the Participating Entities as set forth on Exhibit D.   Each of the Contributors, the Company and the Operating Partnership agrees to (a) be bound by such allocations, (b) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (c) take no position, and cause their Affiliates to take no position, inconsistent with such allocations for income tax purposes.

Section 1.5            Tax Treatment of Contribution.  The contribution, transfer, conveyance,  assignment and delivery of the Participating Entity Interests and/or Properties to the Operating Partnership from the Contributors shall be treated as a contribution of property to the Operating Partnership in exchange for an interest in the Operating Partnership pursuant to Section 721(a) of the Code.

Section 1.6            Taxes.  All ad valorem real estate taxes, charges and assessments (if any and only to the extent the obligation to pay such taxes, charges and assessments does not belong to the tenants of the Properties) shall be pro-rated and apportioned on a per diem basis as of 11:59 P.M. on the day immediately preceding the Closing Date, apportioned on the basis of the fiscal year of the authority or other person levying the same.  If any of the same have not been finally assessed, as of the Closing Date, for the current fiscal year of the taxing authority or other person assessing or charging the same, then the same shall be adjusted appropriately at Closing based upon the most recently issued bills therefore (assuming that it is paid in an amount reduced by any offered discounts), and shall be readjusted immediately when and if final bills are issued.  To the extent there are any interest or penalties associated with the payment of any taxes, such interest and penalties shall be allocated to the party who is responsible for the payment of the tax generating such interest or penalty.

Section 1.7            Other Tax Matters - Section 704(c) Method.  Each Contributor agrees that in order to offset the effect (if any) of the ceiling rule limitation described in Treasury Regulation Section 1.704-3(b)(1) promulgated under the Code and to eliminate any disparity between the book and tax capital accounts of such Contributor and the other partners of the Operating Partnership (the “Non-Contributing Partners”) caused by the disparity between the agreed value of the applicable Property and the adjusted tax basis of such Property as of the date of this Agreement, notwithstanding anything to the contrary contained in the Operating Partnership Agreement, upon the sale or other disposition of such Property in a taxable transaction, such Contributor shall be allocated, solely for tax purposes and in addition to any other items of income or gain that would required to be allocated to such Contributor under the traditional method of eliminating the book-tax disparity described in Treasury Regulation Section 1.704-3(b), an amount of income or gain equal to the Ceiling Rule Amount (as hereinafter defined).  For purposes of this Section 1.7, the term “Ceiling Rule Amount” shall mean the excess (if any) of: (a) the aggregate amount of Depreciation (as defined in the Operating Partnership Agreement) (i.e., book depreciation) with respect to the Property allocated to the Non-Contributing Partners up to the date of such transaction, over (b) the aggregate amount of depreciation deductions with respect to the Property allocated to the Non-Contributing Partners as of the date of such transaction for Federal income tax purposes.

Section 1.8            Guaranty of Certain Debt of Operating Partnership.  During the Restriction Period, the Operating Partnership shall, upon demand by any Contributor, use commercially reasonable efforts to allow such Contributor to enter into a “bottom dollar guarantee” of Qualifying Debt up to a maximum amount as set forth in Exhibit E attached hereto and incorporated herein, in form to be agreed to by the Operating Partnership and such Contributor (each, a “Guarantee”).  Any such demand by a Contributor shall be in writing and shall be made no later than 30 days following receipt of the Operating Partnership’s notice (as applicable) to such Contributor in connection with Section 1.8.  In the event the Operating Partnership proposes to repay the Qualifying Debt subject to the Guarantee during the Restriction Period, it shall provide such Contributor with 30 days’ advance written notice of such repayment, and shall use commercially reasonable efforts to make alternative Qualifying Debt available to such Contributor such that there is no period during which such Contributor fails to have an effective Guarantee in place. In the event such Contributor elects to enter into a Guarantee in an amount less than the amount set forth in Exhibit E, upon 30 days’ advance written notice to the Operating Partnership, such Contributor shall have the right to increase (but not decrease) the amount of such Guarantee of available Qualifying Debt, up to the amount set forth in Exhibit E. The Operating Partnership makes no representation or warranty to Contributor that any Guarantee entered into by Contributor pursuant to this Section 1.8(a) shall be respected for federal income tax purposes so as to enable a Contributor to be considered to have the “economic risk of loss” with respect to the indebtedness guaranteed by Contributor for purposes of Section 752 of the Code, Section 465 of the Code or otherwise. To the extent more than one Contributor seeks to enter into guarantees of the type described in this Section 1.8(a), the available Qualifying Debt of the Operating Partnership will be allocated among such Contributors on a pro rata basis, in a manner to be determined by the Company in its sole and absolute discretion.

ARTICLE 2

CLOSING

Section 2.1            Conditions Precedent.  The effectiveness of the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission after the execution of this Agreement (as amended from time to time, the “Registration Statement”), the pricing of the Common Stock by the underwriters and the consents of the lenders to the assumption of the Assumed Loans are conditions precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date.  These conditions may not be waived by any party to this Agreement.

The obligations of the Company and the Operating Partnership to effect the Formation Transaction shall be subject to the following additional conditions precedent:

(a)           the representations and warranties of the Contributors contained in this Agreement shall have been true and correct in all material respects (other than those qualified by Material Adverse Effect or other materiality qualifiers, each of which shall be true and correct in all respects) on the date such representations and warranties were made and shall be true and correct on the Closing Date as if made at and as of the Closing Date;

(b)           each obligation to be performed by the Contributors shall have been duly performed in all material respects by the Contributors on or before the Closing Date, and the Contributors shall not have breached any of their covenants contained herein in any material respect;

(c)           concurrently with the Closing, the Contributors shall have executed and delivered to the Company or the Operating Partnership, as applicable, the documents required to be delivered pursuant to Section 2.3;

(d)           all necessary consents or approvals of governmental authorities or third parties (including, without limitation, lenders to the Contributors or any Participating Entity) to the consummation of the transactions contemplated herein shall have been obtained, other than the consents or approvals of lenders whose loans are to be repaid before or immediately after the Closing;

(e)           there shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results or prospects of operation of the Participating Entities, taken as a whole; and

(f)            no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending or threatened in writing.

Any of the foregoing conditions in clauses (a) through (f) may be waived by the Company in its sole and absolute discretion.

Section 2.2            Date, Time and Place of Closing.  The time, place and date of the Formation Transaction shall be at 10:00 a.m. in the office of DLA Piper LLP (US), 4141 Parklake Avenue, Suite 300, Raleigh, North Carolina 27612 on the day of the closing of the Public Offering, or such other day mutually agreed upon by the parties after the pricing of the Public Offering (the “Closing” or “Closing Date”).

Section 2.3            Closing Deliveries.  At the Closing, each party shall make, execute, acknowledge and deliver the legal documents and other items (collectively, the “Closing Documents”) necessary to carry out the intention of this Agreement, which Closing Documents and other items shall include, without limitation, the following:

(a)           a Contribution and Assumption Agreement duly executed and delivered by each Contributor substantially in the form attached hereto as Exhibit C;

(b)           for each Contributor, a certificate from the Operating Partnership that effective at the Closing the books and records of the Operating Partnership will indicate that such Contributor is the holder of a number of Units equal to the Unit Consideration set forth on Exhibit D;

(c)           an affidavit duly executed and delivered by each Contributor substantially in the form attached hereto as Exhibit F, stating, under penalty of perjury, such Contributor’s United States Taxpayer Identification Number and that such Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any applicable state’s withholding requirements, if any;

(d)           all title insurance policies, leases, lease files, letters of credit, contracts, stock certificates, membership certificates, original promissory notes held by a Participating Entity and other indicia of ownership with respect to each Participating Entity that are in the Contributors’ possession or that can be obtained through reasonable efforts in the Contributors’ capacity as a direct or indirect owner of any Participating Entity shall be delivered or made available to the Company;

(e)           a certificate duly executed and delivered by each Contributor certifying as to the matters noted in Section 2.1(a) and Section 2.1(b) in the form reasonably acceptable to the Company;

(f)            a joinder to the Operating Partnership Agreement duly executed and delivered by each Contributor in the form required by the Company;

(g)           a Lock-Up Agreement duly executed and delivered by each Contributor in the form required by the managing underwriters of the Public Offering, which agreement shall provide for a lock-up period of the Units and any shares of Common Stock for which the Units may be redeemed for a period of not more than one year, subject to a customary 18-day extension if the Company issues an earnings release or makes a material announcement on or about the time that such one-year lock-up will expire;

(h)           certified copies of all organizational documents for each Contributor, together with certified copies of all appropriate corporate, limited liability company or trust actions authorizing the execution, delivery and performance by such Contributor of this Agreement, any related documents and the Closing Documents;

(i)            evidence reasonably satisfactory to the Company that the Trust is the owner of 100% of the capital stock or membership interests, as applicable, of Dellwood

Acquisitions and Troy Acquisitions on the terms and conditions reasonably required by the Company and consistent with this Agreement;

(j)            evidence reasonably satisfactory to the Company that the Newco Contribution Transaction has been consummated on the terms and conditions reasonably required by the Company and consistent with this Agreement;

(k)           evidence reasonably satisfactory to the Company that the lender of any borrowed money secured by a mortgage or deed of trust disclosed in the Title Reports, other than those lenders whose loans are being repaid before or immediately after the Closing, has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to any Property;

(l)            any other documents reasonably requested by the Company or the Operating Partnership to assign, transfer, convey, contribute and deliver the Participating Equity Interests, free and clear of all Liens, and effectuate the transactions contemplated hereby; and

(m)          all state and local transfer tax returns and any filings to be made in any applicable governmental jurisdiction in which the Company or the Operating Partnership reasonably believes that it is required to file its organizational documentation or in which the recording of any Contribution and Assumption Agreement is required.

Section 2.4            Closing Costs.  The Company or the Operating Partnership shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees and any other closing costs incurred in connection with the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 3.1            Representations and Warranties of the Company and the Operating Partnership.  The Operating Partnership and the Company, jointly and severally, hereby represent and warrant to the Contributors as of the date hereof and as of the Closing Date as follows:

(a)           Organization; Authority.  Each of the Company and the Operating Partnership has been duly formed, is validly existing under the laws of the jurisdiction of its incorporation or formation, and to, the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.  Each of the Company and the Operating Partnership has all requisite corporate or limited partnership, as applicable, power and authority (i) to enter this Agreement and each agreement contemplated hereby to which it is party, (ii) to carry out the transactions completed hereby and thereby, and (iii) to own, lease or operate its property and to carry on its business as described in the Registration Statement.

(b)           Due Authorization.  The execution, delivery and performance of this Agreement by each of the Company and the Operating Partnership has been duly and validly authorized by all necessary action of the Company and the Operating Partnership.  This

Agreement and each agreement, document, and instrument executed and delivered by or on behalf of the Company and/or the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of the Company and Operating Partnership, as applicable, each enforceable against the Company and the Operating Partnership, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c)           Consents and Approvals.  No consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Company and/or the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not reasonably be expected to have a material adverse effect on the Company and/or the Operating Partnership.

(d)           Non-Contravention.  Neither the execution, delivery or performance of this Agreement or any agreement contemplated hereby nor the consummation of the transactions contemplated hereby and thereby will (i) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Company and/or the Operating Partnership or any of their respective properties or assets may be bound, (ii) violate or conflict with any judgment, order, decree or law applicable to the Company or the Operating Partnership or any of their respective properties or assets, or (iii) violate or conflict with any provision of the Company’s certificate of incorporation and/or bylaws or the Operating Partnership’s certificate of limited partnership or the Operating Partnership Agreement.

(e)           REIT and Reporting Status.

(i)            The Company will seek to qualify for taxation as a real estate investment trust under the Code beginning with the year ending December 31, 2010, and the Company is organized and operates in a manner that will enable it to qualify as a real estate investment trust under the Code.

(ii)           The Common Stock will be registered pursuant to Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”) and will be listed on the New York Stock Exchange.

(f)            Valid Issuance of Units.  The Units, when issued and delivered in compliance with the provisions of the Agreement will be duly and validly issued and will be free of any Liens; provided, however, that the Units will be subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth in the Operating Partnership Agreement.  The Units are not subject to any preemptive rights or rights of first refusal.  Upon such issuance, the Contributors will be admitted as limited partners of the Operating Partnership.

(g)           Tax Status of the Operating Partnership.  The Operating Partnership has at all times during its existence been properly treated as a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, and each subsidiary of the Operating Partnership has at all times during its existence been properly treated as either a “disregarded entity” or a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

(h)           No Brokers.  Neither the Company nor the Operating Partnership has entered into any agreement, arrangement or understanding with any person or firm that will result in the obligation of the Contributors or any of the Contributors’ equity holders or beneficiaries (as such) to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 3.2            Representations and Warranties of the Contributors.  The Contributors, jointly and severally, hereby represent and warrant to the Company and the Operating Partnership as of the date hereof and as of the Closing Date as follows:

(a)           Organization; Authority.

(i)            Each of Wildwood Crossing and Dellwood Acquisitions has been duly formed, is validly existing under the laws of the jurisdiction of its formation, and to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.  Each of Wildwood Crossing and Dellwood Acquisitions has all requisite corporate power and authority (A) to enter this Agreement and each agreement contemplated hereby to which it is party, (B) to carry out the transactions completed hereby and thereby, and (C) to own, lease or operate its property, which includes selling, disposing of, exchanging, reinvesting and contributing its property, and to carry on its business.

(ii)           The Trust and the instrument creating the Trust, are validly existing.  The Trust is revocable and discretionary and James G. Koman has been validly appointed as the sole trustee of the Trust under the terms of the instrument creating the Trust.  The Trust has all requisite power and authority (A) to enter this Agreement and each agreement contemplated hereby to which it is party, (B) to carry out the transactions completed hereby and thereby, and (C) to own, lease or operate its property, which includes selling, disposing of, exchanging, reinvesting and contributing its property, and to carry on its business.

(iii)          Each of Lafayette Acquisitions, Maryville Acquisitions and Troy Acquisitions has been duly formed, is validly existing under the laws of the jurisdiction of its formation, and to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.  Each such Person has all requisite limited liability company power and authority to own, lease or operate its property and to carry on its business.

(iv)          As of the Closing Date, each of Newco Wildwood and Newco Dellwood will be duly formed, will be validly existing under the laws of the jurisdiction of its formation, and to the extent required under applicable law, will be qualified to do business and will be in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.  As of the Closing Date, each such Person shall have all requisite limited liability company power and authority to own, lease or operate its property and to carry on its business.

(b)           Due Authorization.  The execution, delivery and performance of this Agreement by each Contributor has been duly and validly authorized by all necessary action of such Contributor.  This Agreement and each agreement, document, and instrument executed and delivered by or on behalf of each Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of such Contributor, each enforceable against such Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c)           Consents and Approvals.  No consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by any Contributor or any Participating Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (i) those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect and (ii) the consents set forth on Schedule 3.2(c).

(d)           Non-Contravention.   Upon obtaining the consents set forth in Schedule 3.2(c), neither the execution, delivery or performance of this Agreement or any agreement contemplated hereby nor the consummation of the transactions contemplated hereby and thereby will (A) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which any Contributor or any Participating Entity or any of its respective properties or assets may be bound, (B) violate or conflict with any judgment, order, decree or law applicable to any Contributor or any Participating Entity or any of its respective properties or assets, or (C) violate or conflict with any provision of any Contributor’s or any Participating Entity’s organizational documents.

(e)           Participating Entity Interests.

(i)            The Trust is the sole record owner of the ownership interests of Wildwood Crossing, Lafayette Acquisitions and Maryville Acquisitions, which interests are held free and clear of any Liens and for which the Trust has good and valid title.  The Trust owns a majority of the capital stock or membership interests, as applicable, of Dellwood Acquisitions and Troy Acquisitions and holds such capital stock or membership interests free and clear of any Liens and for which the Trust has good and valid title.  Immediately prior to the Closing, the Trust will be the sole record owner of Dellwood Acquisitions and Troy Acquisitions, which will be held free and clear of any Liens and for which the Trust will have good and valid title.  The Newco Contribution Transactions will have been completed prior to the Closing.  Immediately prior to the Closing, the Contributors will be the sole record owners of 100% of the Participating Entity Interests, which will be held free and clear of any Liens and for which the Contributors will have good and valid title.

(ii)           The Participating Entity Interests to be contributed by each Contributor constitute all of the issued and outstanding voting rights and interests in the capital,

profits or losses of each of the Participating Entities or the properties and assets (other than the Specified Notes) owned by the Participating Entities.  No Contributor has any equity interest, either direct or indirect, in the Properties, except for the Participating Entity Interests, which are the subject of this Agreement.

(iii)          The Participating Entity Interests owned by the Contributors were validly issued and are duly authorized and fully paid and were not issued in violation of any preemptive rights.  To the Knowledge of each Contributor, the Participating Entity Interests have been issued in compliance with applicable law and the Participating Entity Agreements.  There are no rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the interests that comprise the Participating Entity Interests or any securities or obligations of any kind convertible into any of the interests that comprise the Participating Entity Interests or other equity interests or profit participation of any kind in any Participating Entity.  At the Closing, upon receipt of the consideration contemplated by this Agreement, the Contributors will have transferred the Participating Entity Interests to the Operating Partnership free and clear of all Liens.

(f)            Non-Foreign Status.  No Contributor is a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

(g)           Investment Purposes.  Each Contributor acknowledges its understanding that the Units to be acquired pursuant to this Agreement and any shares of Common Stock for which the Units may be redeemed in accordance with the Operating Partnership Agreement are not being registered under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Securities Act”) except as provided for in any registration rights agreement executed and delivered by the Operating Partnership (or the Company in the case of shares of Common Stock) or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the following representations and warranties of such Contributor:

(i)            Investment.  The Contributor is acquiring the Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof.  The Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Units (or shares of Common Stock for which the Units may be redeemed) unless (i) the Transfer is pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for the Contributor (which counsel shall be reasonably acceptable to the Operating Partnership and may be DLA Piper LLP (US)) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or (iii) the Transfer is a redemption of the Units in accordance with the Operating Partnership Agreement.

(ii)           Knowledge.  The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement.  The Contributor is able to bear the economic risk of holding the Units for an indefinite period and is able to afford the complete loss of the Contributor’s investment in the Units.  The Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership, and the issuance of the Units and the Common Stock as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and receive such information and documents regarding the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the Common Stock that the Contributor deems necessary or desirable to evaluate the merits and risks related to the Contributor’s investment in the Units and to conduct its own independent valuation of the purchase of the Units.  The Contributor understands and has taken cognizance of all risk factors related to the purchase of the Units, including, without limitation, the risk factors set forth in the Registration Statement.  The Contributor is a sophisticated real estate investor.  The Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of the Contributor’s advisors (including tax advisors), and not upon that of the Company and Operating Partnership, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement.

(iii)          Holding Period.  The Contributor acknowledges that it has been advised that (i) unless the Units and shares of Common Stock that may be issued upon redemption of the Units are subsequently registered under the Securities Act or an exemption from such registration is available, the Units and the shares of Common Stock, as applicable, must be held (and the Contributor must continue to bear the economic risk of the investment in the Units and the shares of Common Stock) indefinitely, (ii) a restrictive legend in the form hereafter set forth shall be placed on any certificates representing the Units or shares of Common Stock and (iii) stop transfer and other notations shall be made in the appropriate records of the Operating Partnership and the Company and the Company’s transfer agent indicating that the Units and the shares of Common Stock are subject to restrictions on transfer.

(iv)          Accredited Investor.  The Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Securities Act).

(v)           Legend.  Each certificate representing the Units or shares of Common Stock for which the Units may be redeemed shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE

COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

In addition, each certificate representing shares of Common Stock will bear a legend regarding restriction on ownership and transfer related to the Company’s status as a real estate investment trust.

(h)           No Brokers.  No Contributor has entered into any agreement, arrangement or understanding with any person or firm that will result in the obligation of the Company or the Operating Partnership or any of their respective equity holders or beneficiaries (as such) to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(i)            Taxes.

(i)            To each Contributor’s Knowledge, (A) all tax returns required to be filed by or on behalf of the Participating Entities have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (B) all taxes due and payable by or on behalf of the Participating Entities, either directly or otherwise, have been fully and timely paid, except to the extent adequately reserved for in accordance with generally accepted accounting principles consistently applied on the balance sheet of such Participating Entity, and adequate reserves or accruals for taxes have been provided in the balance sheet of such Participating Entity with respect to any period through the date hereof for which tax returns have not yet been filed or for which taxes are not yet due and owing; (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any taxing authority by or on behalf of the Participating Entities, and (D) each Participating Entity is (or will be at the time of its formation in the case of Newco Wildwood and Newco Dellwood), and at all times during its existence has been, a limited liability company that is taxable as a partnership or treated as a disregarded entity for tax purposes (rather than being taxable as an association or a publicly-traded partnership taxable as a corporation).

(ii)           To each Contributor’s Knowledge, each Participating Entity has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has duly and timely withheld from employees’ salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(iii)          Each Participating Entity has made available to the Company, its agents and underwriters complete copies of any audit report issued within the last three years relating to any material taxes due from or with respect to such Participating Entity with respect to its income, assets or operations.

(iv)          To the each Contributor’s Knowledge, no claim has been made by a taxing authority in a jurisdiction where a Participating Entity does not file an income or franchise tax return that such Participating Entity is or may be subject to taxation by that jurisdiction.

(v)           To each Contributor’s Knowledge, (A) there are no deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the tax returns of or covering or including any Participating Entity, or such deficiencies or assessments have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has such Participating Entity received any notice from any taxing authority that it intends to conduct such an audit or investigation; (B) no requests for a ruling or a determination letter are pending with any taxing authority by such Participating Entity; and (C) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against such Participating Entity for any subsequent taxable period that could be material.

(vi)          To each Contributor’s Knowledge, neither any Participating Entity nor any other Person on behalf of such Participating Entity has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to such Participating Entity.

(vii)         To each Contributor’s Knowledge, there are no Liens as a result of any unpaid taxes (other than statutory liens for taxes not yet delinquent) upon any of the assets of any Participating Entity, other than Permitted Liens.

(viii)        Each Contributor is a United States person within the meaning of Section 7701(a)(30) of the Code.

(ix)           No Participating Entity constitutes a “corporation” or an “association” (within the meaning of the Code).

(x)            To each Contributor’s Knowledge, no Participating Entity has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)            No Litigation.  There are no Actions pending or, to each Contributor’s Knowledge, threatened against any Contributor or any Participating Entity or any Property that, if adversely determined, would have a Material Adverse Effect.  There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration naming or specifically identifying any Contributor or any Participating Entity, all or any portion of the Participating Entity Interests or any Property which in any such case would have a Material Adverse Effect.

(k)           Compliance With Laws.  To the Knowledge of each Contributor, none of the other Contributors or any Participating Entity has received any written notice from any governmental agency requiring the correction of any condition with respect to any Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire and safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) except where the failure to be in compliance with such laws would not have a Material Adverse Effect.  Compliance with Environmental Laws is addressed solely by Section 3.3(n) and not by this Section 3.3(k).

(l)            Title.  To the Knowledge of each Contributor, the Participating Entities own fee title to the Properties, in each case not subject to any Liens other than Liens that (i) secure the indebtedness for borrowed money described on Exhibit D, (ii) do not materially and adversely affect the value of the Properties or interfere with the use made or proposed to be made of the Properties by the Participating Entities or (iii) are set forth in the Registration Statement.

(m)          Leases.  Copies that are true, correct and complete in all material respects of the leases with Walgreen Co. in effect with respect to the Properties as of the date of this Agreement (the “Leases”), together with all amendments and supplements thereto, have been delivered or made available to the Company, its agents and underwriters.  Other than the Leases, there are no other ground leases, leases, subleases or other rights of occupancy with respect to the Properties.  To the Knowledge of the Contributors, the Leases are (i) in full force and effect and (ii) no monetary or material non-monetary default (beyond applicable notice and cure periods) by and party exists under any Lease.

(n)           Environmental Compliance.  To the Knowledge of the Contributors, except as may be disclosed in Schedule 3.2(n) or the environmental reports listed therein (the “Environmental Reports”) (true and correct copies of which have been made available to the Company, the Operating Partnership, their respect agents and the underwriters), the Properties are in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect.  No Contributor has received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the Properties. No litigation in which any Contributor or any Participating Entity is a named party is pending with respect to Hazardous Materials located in, on, under or upon any of the Properties, and, to the Knowledge of the Contributors, no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last 12 months by any governmental entity or any third party. To the Knowledge of the Contributors, except as may be disclosed in Schedule 3.2(n) or the Environmental Reports, there are no environmental conditions existing at, on, under, upon or affecting the Properties or any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Material Adverse Effect.

(o)           Licenses and Permits.  To the Knowledge of the Contributors, all licenses, permits or other governmental approvals (including certificates of occupancy) required to be obtained by the owner of any Property in connection with the construction, use, occupancy, management, leasing and operation of the Properties have been obtained and are in full force and effect and in good standing, except for those licenses, permits and other governmental approvals, the failure of which to obtain or maintain in good standing would not have a Material Adverse Effect.

(p)                                 Condemnation and Zoning.  To the Knowledge of the Contributors, there are no pending, proposed or threatened in writing condemnation, eminent domain or similar proceedings, or negotiations for purchase in lieu of condemnation, that affect or would affect any portion of any Property that is owned by any Participating Entity.  No Contributor nor any Participating Entity has received a written notice that remains uncured from any governmental authority stating that any Property owned or leased by such Participating Entity is currently violating any zoning, land use or similar rules or ordinances in any respect that would reasonably be expected to have a Material Adverse Effect.

(q)                                 Bankruptcy. There has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of any Contributor or Participating Entity under any bankruptcy law, and no Contributor or Participating Entity has made any assignment for the benefit of creditors.  No Contributor nor any Participating Entity is “insolvent” within the meaning of any bankruptcy law and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall render any Contributor insolvent.

(r)                                    Liabilities.  To the Knowledge of the Contributors, there are no liabilities or obligations of any of the Participating Entities, direct or indirect, contingent or otherwise, except for (i) the indebtedness for borrowed money in the amounts set forth on Exhibit D and accrued interest thereon and (ii) obligations arising under the Leases, in either case none of which results from, arises out of or relates to any default under or breach of contract, breach of warranty, tort, infringement or violation of law.

(s)                                  Knowledge.  The Persons identified in the definition of “Knowledge” are the representatives of the Contributors who are primarily responsible for the ownership, development and asset management of the Properties by the Contributors.

Section 3.3                                   Indemnification.

(a)                                  Survival of Representations and Warranties; Remedy for Breach.

(i)                                     The representations and warranties in Section 3.1 and Section 3.2 shall survive the Closing for the period specified in Section 3.3(e)(i).  The covenants contained in this Agreement shall survive the Closing for the periods specified therein.

(ii)                                  None of the Contributors, the Company or the Operating Partnership shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of their respective representations and warranties contained in Section 3.1 or Section 3.2, as applicable, or this Agreement, or in any Schedule, certificate, affidavit or other document delivered by it pursuant thereto, other than the indemnification provisions contained in this Section 3.3, which, except in the case of fraud and except as provided in Section 6.10, shall be the sole and exclusive remedy with respect thereto.

(b)                                 General Indemnification.

(i)                                     The Company and the Operating Partnership, jointly and severally, shall indemnify and hold harmless the Contributors and their respective directors, managers, officers, employees, agents, representatives, beneficiaries, equity interest holders and Affiliates (each of which is an “Indemnified Contributor Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation and remediation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by such Indemnified Contributor Party arising out of or relating to or in connection with any breach of a representation, warranty or covenant of the Company or the Operating Partnership contained in this Agreement or in any Schedule, certificate, affidavit or other document delivered by the Company or Operating Partnership pursuant to this Agreement.

(ii)                                  The Contributors, jointly and severally, shall indemnify and hold harmless the Company and the Operating Partnership and their respective directors, managers, officers, employees, agents, representatives, beneficiaries, equity interest holders and Affiliates (each of which is an “Indemnified Company Party”) from and against any and all Losses asserted against, imposed upon or incurred by such Indemnified Company Party arising out of or relating to or in connection with any breach of a representation, warranty or covenant of any Contributor contained in this Agreement or in any Schedule, certificate, affidavit or other document delivered by any Contributor pursuant to this Agreement.

(c)                                  Notice and Defense of Claims.  As soon as reasonably practicable after receipt by the Indemnified Company Party or the Indemnified Contributor Party, as applicable (as applicable, an “Indemnified Party”) of notice of any liability or claim asserted against, imposed upon or incurred by the Indemnified Party that is subject to indemnification by the Contributors or the Company and the Operating Partnership, as applicable, under this Section 3.3 (as applicable, the “Indemnifying Party”), the Indemnified Party shall give notice thereof to the Indemnifying Party.  The Indemnified Party may at its option demand indemnity under this Section 3.3 from the Indemnifying Party as soon as a claim has been threatened in writing by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to the Indemnifying Party.  The Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the defense of any such claim by counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, that the Indemnified Party may at all times participate (but not control) in such defense at its expense; and provided further, that the Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates of a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages.  Notwithstanding the foregoing, if the Company or the Operating Partnership is required to retain counsel, any such counsel shall be selected by the Company (and may include DLA Piper LLP

(US)).  If the Indemnifying Party shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the Indemnifying Party.

(d)                                 Limitations on Indemnification.  The Indemnified Company Parties shall look exclusively to the Contributor’s Units for indemnification under this Section 3.3, and, with respect to any indemnification in connection with a breach of any of the Specified Representations, the aggregate recovery that may be sought or obtained pursuant to this Section 3.3 from the Contributors shall not exceed fifty percent (50%) of the Unit Consideration, less any recovery obtained from the Contributors pursuant to this Section 3.3 in connection with any other breach.  For purposes of indemnification under this Section 3.3, the Units will be valued at the mid-point of the per-share initial public offering price range set forth on the cover of the preliminary prospectus included in the Registration Statement and used initially in the road show for the Public Offering.  No Indemnified Party shall have the right to receive or recover punitive damages against the Indemnifying Party by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by the Contributor or the Company or the Operating Partnership, as applicable, pursuant to this Agreement, and each Indemnified Party hereby waives any and all rights to receive such damages.

(e)                                  Limitation Period.

(i)                                     Any claim for indemnification under Section 3.3 for any representation or warranty that survives the Closing must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefore, prior to the expiration of the first anniversary of the Public Offering.

(ii)                                  If so asserted in writing within the applicable period described in Section 3.3(e)(i), such claims for indemnification shall survive until resolved by mutual agreement among the Indemnifying Party and the Indemnified Party or by judicial determination.  Any claim for indemnification not so asserted in writing prior to the expiration of the first anniversary of the Public Offering shall not thereafter be asserted and shall forever be waived.

(f)                                    No Effect on Insurance.  Nothing contained in this Section 3.3 or this Agreement shall be construed to release or otherwise relieve any insurer of any Contributor, Indemnified Company Party or any Affiliate thereof from paying any of its claims or otherwise performing any of its duties and obligations pursuant to the terms and provisions of any policy of insurance which insures any Contributor, Indemnified Company Party, Participating Entity or Property.  If any claims as to which an Indemnified Company Party would be entitled to indemnification under Section 3.3(b) are covered by the insurance, the indemnification obligations shall be reduced by, but only by, the amount paid by the insurance company and not by any deductible or other amount reimbursed to the insurance company by an Indemnified Company Party.

ARTICLE 4

COVENANTS OF CONTRIBUTORS

Section 4.1                                   Negative Covenants.

(a)                                  Participating Entity Interests.  From the date hereof through the Closing, except as described in the Registration Statement and except for the Newco Contribution Transaction, the Contributors, jointly and severally, shall not, without the prior written consent of the Company:

(i)                                     sell, transfer or otherwise dispose (or agree to sell, transfer or otherwise dispose) of, or cause or allow the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Participating Entity Interests, or

(ii)                                  encumber or pledge or otherwise subject to any Lien (or permit to become encumbered or pledged or otherwise subjected to any Liens) all or any portion of the Participating Entity Interests; or

(iii)                               agree to do any of the foregoing.

(b)                                 Participating Entity Operations.  From the date hereof through the Closing, the Contributors agree to cause each Participating Entity to conduct its business in the ordinary course, consistent with past practices.  Except as described in the Registration Statement and except for the Newco Contribution Transaction, the Contributors shall not permit any Participating Entity without the prior written consent of the Company to:

(i)                                     enter into a material transaction not in the ordinary course of business;

(ii)                                  sell, transfer or dispose of, or cause the sale, transfer or disposition of any assets of such Participating Entity (other than (A) that certain Taxable Tax Increment Revenue Note in the original principal amount of $4,045,845 payable by the City of Dellwood, Missouri to Dellwood Acquisitions, (B) that certain Business District Tax Revenue Note in the original principal amount of $500,000 payable by the City of Troy, Illinois to Troy Acquisitions and (C) that certain Tax Revenue Note in the original principal amount of $350,000 payable by the Village of Maryville, Illinois to Maryville Acquisitions (collectively, the “Specified Notes”));

(iii)                               mortgage, pledge, encumber or otherwise subject to any Liens (or permit to become mortgaged, pledged, encumbered or otherwise subjected to any Liens) any assets of such Participating Entity, except for Permitted Liens;

(iv)                              amend, modify or terminate any Lease;

(v)                                 terminate or amend any existing property insurance policies (if any) affecting the Properties carried by such Participating Entity that results in a material reduction in insurance coverage for one or more Properties;

(vi)                              knowingly cause or permit such Participating Entity to violate any applicable laws;

(vii)                           materially alter the manner of keeping such Participating Entity’s books, accounts or records or the accounting practices therein reflected;

(viii)                        split, combine or reclassify any Participating Entity Interests;

(ix)                                issue any interests that comprise the Participating Entity Interests or any securities or obligations of any kind convertible into any of the interests that comprise the Participating Entity Interests;

(x)                                   amend any Participating Entity Agreement;

(xi)                                make or change any material election with respect to taxes;

(xii)                             make any distribution to its beneficiaries or equity interest holders other than the Specified Notes and distributions consistent the agreed upon pro ration set forth in Section 4.2(h); or

(xiii)                          agree to do any of the foregoing.

Section 4.2                                   Affirmative Covenants.

(a)                                  The Contributors shall use their commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to effect the Formation Transaction, including, without limitation, the consents set forth on Schedule 3.2(c).

(b)                                 The Trust shall use its commercially reasonable efforts to acquire no later than immediately before the Closing the capital stock or membership interests, as applicable, of Dellwood Acquisitions and Troy Acquisitions not owned by it as of the date of this Agreement on the terms and conditions reasonably required by the Company and consistent with this Agreement.

(c)                                  The Trust shall use its commercially reasonable efforts to consummate the transactions contemplated by the Newco Contribution Transaction on the terms and conditions reasonably required by the Company and consistent with this Agreement, including any approvals, waivers or other consents of third parties (including the consents from any lenders), governmental authorities and agencies required to effect the Newco Contribution Transaction.

(d)                                 Without limiting the other obligations of the Contributors set forth in this Agreement, the Contributors shall use their commercially reasonable efforts (i) to prevent the breach of any representation or warranty of any Contributor hereunder and (ii) to satisfy all covenants of the Contributors hereunder.  Compliance with this covenant shall not limit a Contributor’s liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

(e)                                  From the date hereof and subsequent to the Closing, the Contributors agree to provide the Company with such tax information relating to the Participating Entity Interests that is in the Contributors’ possession or control and that is reasonably requested by the Company and not otherwise in the Company’s or the Operating Partnership’s possession or control and to cooperate with the Company and the Operating Partnership with respect to the filing of their respective tax returns; provided, that if the Closing does not occur, the Company will use its commercially reasonable efforts to keep all such information confidential except to the extent disclosure of such information is required by law.

(f)                                    From the date hereof until Closing, the Company, the Operating Partnership and the Contributors, as the case may be, shall promptly notify the other parties in writing of (i) any condition, fact, information or discovery which would cause any representation or warranty made on the date hereof in Section 3.1 or Section 3.2, as applicable, to be untrue or inaccurate in any respect; and (ii) any breach of any covenant by the Company or the Operating Partnership, on the one hand, or the Contributors, on the other hand.  The delivery of any notice pursuant to this Section 4.2(f) shall not be deemed to: (x) modify the representations or warranties as made on the date hereof by the notifying party; (y) modify the conditions set forth in Section 2.1; or (z) limit or otherwise affect the remedies available hereunder to the receiving parties.

(g)                                 From the date hereof until Closing, the Contributors shall promptly notify the Company in writing of the occurrence or nonoccurrence of any event between the date hereof and Closing which constitutes an unintentional breach of a representation or warranty set forth in Section 3.2, and not a breach of a covenant in this Agreement (an “Intervening Event”), that would otherwise cause the closing condition set forth in Section 2.1 to fail to have been satisfied when such representation and warranty is required to be made again on the Closing Date.  The disclosure of any Intervening Event shall be disclosed in an appropriate amended, supplemented or revised Disclosure Schedule (collectively, the “Supplemental Disclosures”).  In the event that the Company is notified of an Intervening Event in accordance with this Section 4.2(g), the Company and Operating Partnership shall have the right and option, exercisable at any time prior to the Closing, to provide written notice to the Contributors that the Company and Operating Partnership have elected to terminate this Agreement.  If the Company and Operating Partnership do not elect to terminate this Agreement as provided above, this Agreement shall remain in full force and effect subject to the express provisions hereof and (i) such Intervening Event shall not constitute or be deemed to constitute a breach of the representations and warranties made by the Contributors, and (ii) such Supplemental Disclosures shall upon the Closing Date be deemed to amend the Disclosure Schedules of the Contributors as of the date hereof and thereby cure any breach which would have resulted from the Contributors’ failure to disclose the Intervening Event set forth in the Supplemental Disclosures.  For the avoidance of doubt, an Intervening Event shall not include any event or occurrence that could or should have been set forth on a Disclosure Schedule of the Company as of the date hereof but was not so included.

(h)                                 The parties agree to pro rate the amount of any prepaid lease payment received by a Participating Entity such that the Contributor of such Property receives the portion of such amount for the number of days ending on or before the Closing Date and the Operating Partnership receives the portion of such amount for the period after the Closing Date.

(i)                                     The Contributors acknowledge and agree that Section 1.8 of this Agreement may be unnecessary but the Contributors and their representatives have been unable to complete their analysis.  The Contributors agree to complete their analysis within 10 business days after the date hereof and unless they reasonably determine that Section 1.8 is necessary to defer recognition of taxable gain by the Contributors, the Contributors agree to amend this Agreement to delete such section.

ARTICLE 5

RELEASE AND WAIVER

As of the Closing, each Contributor irrevocably waives, releases and forever discharges the Participating Entities and each of their respective directors, managers, officers, employees, agents, equity interest holders, attorneys, Affiliates, successors and assigns of and from, any and all Losses of any nature whatsoever existing as of the Closing (collectively, “Contributor Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities or the Properties.

ARTICLE 6

MISCELLANEOUS

Section 6.1                                   Further Assurances.  Each Contributor agrees to take such other actions and execute and deliver such additional documents following the Closing as the Company or the Operating Partnership may reasonably request in order to effect the transactions contemplated hereby.

Section 6.2                                   Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.3                                   Governing Law, Venue.  This Agreement shall be governed by the internal laws of the State of Illinois, without regard to the choice of laws provisions thereof.  Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the instruments, agreements and other documents contemplated hereby shall be brought and prosecuted in any state or federal courts located in the State of Illinois.  Each party irrevocably: (a) submits to the exclusive jurisdiction of the aforesaid courts, and (b) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding (“Proceedings”) brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 6.14.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

Section 6.4                                   Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 6.5                                   Entire Agreement.  This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  In the event of a conflict between the provisions of this Agreement and any other agreement referred to herein, the provisions of this Agreement shall control.

Section 6.6                                   Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Company may assign this Agreement, the Closing Documents, and its rights and obligations hereunder and thereunder to a direct or indirect subsidiary of the Company without the consent of the Contributors.  Any assignment permitted hereby shall not release the assignor of any liability hereunder or any of the Closing Documents.

Section 6.7                                   Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 6.8                                   Third Party Beneficiary.  Other than the indemnification provisions in favor of the parties’ owners, directors, officers, employees, agents, attorneys and Affiliates, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 6.9                                   Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons, entities or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 6.10                            Equitable Remedies.  The Contributor, the Operating Partnership and the Company agree that irreparable damage would occur to the others in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that any of them shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any others of them and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Illinois (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the non-breaching party is entitled under this Agreement or in equity.

Section 6.11                            Time of the Essence.  Time is of the essence with respect to all obligations under this Agreement.

Section 6.12                            Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

Section 6.13                            Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributors and of the Company and the Operating Partnership set forth in this Agreement shall survive the Closing; provided, that such representations and warranties shall survive only for the period specified in Section 3.3(a)(i) and all other representations and warranties terminate at Closing.  The provisions of this Agreement that contemplate performance after the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 3.1 AND 3.2, THE PARTIES MAKE NO OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED.

Section 6.14                            Notice.  Any notice to be given hereunder by any party to the other parties shall be given in writing by personal delivery, by registered or certified mail, postage prepaid, return receipt requested or by any nationally-recognized overnight carrier, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Contributors:	c/o Koman Properties, Inc.
8027 Forsyth Boulevard
St. Louis, MO 63105
Attn: James G. Koman

To the Company or the Operating	ECM Realty Trust, Inc.
Partnership:	150 North Wacker Drive
Suite 800
Chicago, IL 60606
Attn: Chief Financial Officer

Section 6.15                            Termination.  This Agreement shall terminate if the Closing shall not have occurred on or prior to December 15, 2010.  Upon such termination, this Agreement shall become void and have no effect, and no party hereto shall have any liability to the other parties hereto.

Section 6.16                            Confidentiality.  All press releases or other public communications of any kind relating to the Public Offering or the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of the Company in its sole and absolute discretion.

Section 6.17                            Joint Preparation.  The parties acknowledge that this Agreement was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

COMPANY:

ECM REALTY TRUST, INC., a
Maryland corporation

By:	/s/ Shelby E. L. Pruett
Name: Shelby E. L. Pruett
Title: Chief Executive Officer

OPERATING PARTNERSHIP:

ECM REALTY TRUST, L.P., a
Delaware limited partnership

By:	ECM REALTY TRUST, INC., a Maryland corporation, its general partner

By:	/s/ Shelby E. L. Pruett
Name: Shelby E.L. Pruett
Title: Chief Executive Officer

CONTRIBUTORS:

/s/ James G. Koman
James G. Koman, Trustee of the James G. Koman Revocable Trust UTA dated January 31, 1997

WILDWOOD CROSSING, INC., a
Missouri corporation

By:	/s/ James G. Koman
Name: James G. Koman
Title: President

[Signature Page to Contribution Agreement]

DELLWOOD ACQUISITIONS, INC., a
Missouri corporation

By:	/s/ James G. Koman
Name: James G. Koman
Title: President

[Signature Page to Contribution Agreement]

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

CONSIDERATION

Entity Name	Contributor	Unit Consideration	Gross Value	Assumed Loan	Balance of Assumed Loan as of June 30, 2010
Newco Wildwood	Wildwood Crossing	*	$5,565,000

1. Building Loan Agreement between Wells Fargo Bank, N.A., Wildwood Crossing, Inc. and Related Parties dated 3/22/06, as amended

2. $29,000,000 Promissory Note Secured by Deed of Trust dated 3/22/06

3. Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated 3/22/06, as amended

4. Related Loan Documents

					Estimated $4,000,155.88 (allocable portion only)

Lafayette Acquisitions	Trust	*	$4,704,000	1. Construction Loan Agreement between Commerce Bank, NA and Lafayette Acquisitions, LLC dated 2/26/09 2. $3,700,000 Promissory Note 3. Future Advance Deed of	$3,418,474.91

Entity Name	Contributor	Unit Consideration	Gross Value	Assumed Loan	Balance of Assumed Loan as of June 30, 2010
				Trust, Assignment and Security Agreement 4. Related Loan Documents

Maryville Acquisitions	Trust	*	$5,000,000	1. $3,924,244.00 Amended and Restated Project Note dated 4/30/10 to Wells Fargo Bank, N.A. 2. Mortgage and Assignment of Rents and Leases dated 12/28/07, as amended 3. Related Loan Documents	$3,894,244.13

Newco Dellwood	Dellwood Acquisitions	*	$4,839,000

1. Construction Loan Agreement between Bank of America, N.A. and Dellwood Acquisitions, Inc. dated 3/28/06, as amended

2. $3,600,000.00 Amended and Restated Construction Loan Note dated 4/1/09

3. Construction Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated 3/28/06

4. Related Loan Documents

					Estimated $2,842,211.27 (allocable portion only)

Entity Name	Contributor	Unit Consideration	Gross Value	Assumed Loan	Balance of Assumed Loan as of June 30, 2010
Troy Acquisitions	Trust	*	$4,032,000	1. $3,158,790.00 Amended and Restated Project Note dated 4/30/10 to Wells Fargo Bank, N.A. 2. Mortgage and Assignment of Rents and Leases dated 7/22/05, as amended 3. Related Loan Documents	$3,133,789.89

Total:		*	$24,140,000

*  Unit Consideration shall be calculated as the quotient of (a) the specified dollar amount under “Gross Value” less the balance of the applicable Assumed Loan (principal and accrued and unpaid interest), divided by (b) the mid-point of the per-share initial public offering price range set forth on the cover of the preliminary prospectus included in the Registration Statement and used initially in the road show for the Public Offering, rounded down to the nearest whole number.  For example, if the per-share initial public offering price range set forth on the cover of such preliminary prospectus were $14 to $16 and the expected Closing Date was June 30, 2010, then the Unit Consideration for Maryville Acquisitions would be 73,717 Units, calculated by dividing $1,105,755.87 (which is itself calculated by subtracting $3,894,244.13 from $5,000,000) by $15 and rounding the quotient down to the nearest whole number.  The parties agree to estimate in good faith the balance of the Assumed Loan as of the expected Closing Date (using the prevailing payment and amortization schedule for the Assumed Loan) and use that estimate for purposes of the foregoing calculation